Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the Prospectus Supplement dated March 18, 2013)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 May 8, 2013

Zions Direct Auctions - Results 5/8/13 9:21 AM

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ZIONS BANCORPORATION

Zions Bancorporation / 3 Year Corporates

Non-redeemable prior to May 16, 2014, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB (low) (DBRS); BBB- (S&P); and BBB (Kroll)

Auction Status:	CLOSED
Auction Start:	4/30/2013 3:30 PM EDT
Auction End:	5/8/2013 11:20 AM EDT
Last Update:	5/8/2013 11:21:27 AM EDT

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon	2.750%
Maturity Date:	5/16/2016

Offering Documents

▼ Auction Details

ISSUE INFORMATION

Call Feature:	Callable
First Call Date:	5/16/2014
First Call Price:	100.000000
Settlement Date:	5/13/2013
First Interest Date:	11/16/2013
Int. Accrual Date:	3/28/2013
Int. Frequency:	Semi-Annually
Day Basis:	30/360
CUSIP Number:	98970ECG2
Minimum Offering:	$ 10,000,000.00
Maximum Offering:	$ 20,000,000.00
Sizing Phase End:	5/2/2013 10:13 AM EDT
Denomination:	$ 1,000.00
Min. Price:	99.500000
Max. Price:	101.000000
Min. Yield:	1.742%
Max. Yield:	2.923%

BIDDING INFORMATION

Auction Phase:	Pricing
Principal Offered:	$ 20,000,000.00
Units Offered:	20,000
Number of Bidders:	48
Number of Bids:	72
Amt. of Bids:	$ 61,585,000.00
Coverage:	307.93%
Highest Bid:	101.000000
Lowest Bid:	99.500000
Bid Spread:	1.500000
Num. Bids Accepted:	13
Num. Bidders with Bids Accepted:	10
Highest Bid Accepted:	101.000000
Lowest Bid Accepted:	101.000000

Bids

Final Market-Clearing Yield*: **1.742%** Final Market-Clearing Price: **101.000000**

Bidder	Units	Price ▼	Yield	Timestamp	Awarded	Principal	Accrued Interest	Amount Due
#33823	115	101.000000	1.742%	5/1/2013 1:07:49 PM	115 units	$ 116,150.00	$ 395.31	$ 116,545.31
#33825	10	101.000000	1.742%	5/1/2013 4:01:06 PM	10 units	$ 10,100.00	$ 34.38	$ 10,134.38
#33826	10	101.000000	1.742%	5/1/2013 4:02:07 PM	10 units	$ 10,100.00	$ 34.38	$ 10,134.38
#32909	50	101.000000	1.742%	5/4/2013 8:55:26 AM	50 units	$ 50,500.00	$ 171.88	$ 50,671.88
#33791	1,000	101.000000	1.742%	5/6/2013 12:03:02 PM	1,000 units	$ 1,010,000.00	$ 3,437.50	$ 1,013,437.50
#33791	500	101.000000	1.742%	5/6/2013 12:43:39 PM	500 units	$ 505,000.00	$ 1,718.75	$ 506,718.75
#33864	5	101.000000	1.742%	5/6/2013 6:45:41 PM	5 units	$ 5,050.00	$ 17.19	$ 5,067.19
#23424	60	101.000000	1.742%	5/7/2013 2:46:17 PM	60 units	$ 60,600.00	$ 206.25	$ 60,806.25

https://www.auctions.zionsdirect.com/auction/9433/results Page 1 of 3

Zions Direct Auctions - Results 5/8/13 9:21 AM

#28214	1,000	101.000000	1.742%	5/8/2013 9:23:23 AM	1,000 units	$ 1,010,000.00	$ 3,437.50	$ 1,013,437.50
#33791	9,000	101.000000	1.742%	5/8/2013 9:30:24 AM	9,000 units	$ 9,090,000.00	$ 30,937.50	$ 9,120,937.50
#17916	2,000	101.000000	1.742%	5/8/2013 10:17:23 AM	2,000 units	$ 2,020,000.00	$ 6,875.00	$ 2,026,875.00
#33822	5,000	101.000000	1.742%	5/8/2013 11:08:31 AM	5,000 units	$ 5,050,000.00	$ 17,187.50	$ 5,067,187.50
#33822	10,000	101.000000	1.742%	5/8/2013 11:10:56 AM	1,250 units	$ 1,262,500.00	$ 4,296.88	$ 1,266,796.88
#6290	6	100.992048	1.750%	5/8/2013 10:39:53 AM	Rejected: Price			
#13950	6	100.992048	1.750%	5/8/2013 10:42:57 AM	Rejected: Price			
#22308	10	100.741419	2.000%	5/2/2013 1:41:01 PM	Rejected: Price			
#22308	20	100.691405	2.050%	5/7/2013 6:27:31 PM	Rejected: Price			
#28825	13	100.641429	2.100%	5/8/2013 2:44:20 AM	Rejected: Price			
#33195	5,000	100.625000	2.116%	5/7/2013 4:16:10 PM	Rejected: Price			
#24730	6	100.541587	2.200%	5/8/2013 2:39:17 AM	Rejected: Price			
#33230	250	100.510000	2.232%	5/7/2013 4:41:31 PM	Rejected: Price			
#29171	25	100.501692	2.240%	5/7/2013 2:31:11 PM	Rejected: Price			
#20935	5	100.501692	2.240%	5/8/2013 9:46:39 AM	Rejected: Price			
#33046	4	100.500010	2.242%	5/7/2013 7:28:42 PM	Rejected: Price			
#29912	10	100.500000	2.242%	5/3/2013 1:51:07 PM	Rejected: Price			
#33046	4	100.500000	2.242%	5/7/2013 7:26:36 PM	Rejected: Price			
#22308	15	100.491722	2.250%	5/2/2013 1:41:01 PM	Rejected: Price			
#32909	25	100.441894	2.300%	5/4/2013 8:56:21 AM	Rejected: Price			
#31876	10	100.292632	2.450%	5/6/2013 3:46:52 PM	Rejected: Price			
#29171	25	100.262819	2.480%	5/7/2013 2:32:56 PM	Rejected: Price			
#23034	14	100.252885	2.490%	5/3/2013 2:41:18 PM	Rejected: Price			
#19261	35	100.242952	2.500%	5/2/2013 1:18:57 PM	Rejected: Price			
#29772	1,000	100.200000	2.543%	5/6/2013 3:35:41 PM	Rejected: Price			
#33843	100	100.193308	2.550%	5/6/2013 3:58:33 PM	Rejected: Price			
#22964	10	100.193308	2.550%	5/7/2013 12:40:56 PM	Rejected: Price			
#24730	6	100.143702	2.600%	5/5/2013 9:43:13 PM	Rejected: Price			
#23556	60	100.118912	2.625%	5/6/2013 11:50:23 AM	Rejected: Price			
#32989	50	100.096114	2.648%	5/7/2013 2:22:49 PM	Rejected: Price			
#24788	50	100.095000	2.649%	5/7/2013 2:16:52 PM	Rejected: Price			
#20983	20	100.094132	2.650%	5/3/2013 10:13:38 AM	Rejected: Price			
#33046	4	100.054504	2.690%	5/7/2013 12:12:16 PM	Rejected: Price			

https://www.auctions.zionsdirect.com/auction/9433/results Page 2 of 3

Zions Direct Auctions - Results 5/8/13 9:21 AM

#16791	50	100.054503	2.690%	5/6/2013 11:41:08 AM	Rejected: Price
#33820	3,500	100.050000	2.695%	5/6/2013 9:40:40 AM	Rejected: Price
#23556	50	100.049551	2.695%	5/6/2013 11:48:36 AM	Rejected: Price
#23676	10	100.044599	2.700%	5/2/2013 6:31:49 PM	Rejected: Price
#16791	50	100.044599	2.700%	5/3/2013 2:18:50 PM	Rejected: Price
#21477	50	100.001041	2.744%	5/3/2013 5:34:06 PM	Rejected: Price
#22926	5	100.001000	2.744%	5/3/2013 2:46:26 PM	Rejected: Price
#25535	40	100.000051	2.745%	5/2/2013 5:16:47 PM	Rejected: Price
#18526	5	100.000051	2.745%	5/4/2013 4:39:01 PM	Rejected: Price

Auction Totals: 20,000 units $ 20,200,000.00 $ 68,750.02 $ 20,268,750.02

Page 1 of 2

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated March 18, 2013 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

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